Exhibit 99.6

CONSENT OF GOLDMAN, SACHS & CO.

June 7, 2016

Board of Directors

E. I. du Pont de Nemours and Company

974 Centre Road

Wilmington, Delaware 19805

Re:	Amendment No. 3 to the Registration Statement on Form S-4 of DowDuPont Inc. (File No. 333-209869), filed June 7, 2016 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated December 11, 2015 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than The Dow Chemical Company (“Dow”) and its affiliates) of the outstanding shares of common stock, par value $0.30 per share, of E. I. du Pont de Nemours and Company (the “Company”), taking into account the Dow Merger (as defined in the Opinion Letter), of the Company Exchange Ratio (as defined in the Opinion Letter) pursuant to the Agreement and Plan of Merger, dated as of December 11, 2015, by and among Diamond-Orion HoldCo, Inc. (n/k/a DowDuPont Inc.) (“DowDuPont”), Dow, Diamond Merger Sub, Inc., a wholly owned subsidiary of DowDuPont, the Company and Orion Merger Sub, Inc., a wholly owned subsidiary of DowDuPont.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — The Mergers and the Merger Agreement — Opinions of DuPont’s Financial Advisors — Goldman, Sachs & Co.”, “—The Adoption of the Merger Agreement — Background of the Mergers”, “ —The Adoption of the Merger Agreement —  DuPont’s Reasons for the Mergers; Recommendation of the DuPont Board”, “—The Adoption of the Merger Agreement — Certain DuPont Forecasts” and “—The Adoption of the Merger Agreement — Opinions of DuPont’s Financial Advisors — Goldman Sachs” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)